INDEPENDENT REPRESENTATIVE MARKETING AGREEMENT

THIS AGREEMENT made this  22nd  of  JANUARY, 2008, between Riviera Finance ("Riviera") and BZ Commercial Corp("Representative")

TERM: This agreement will become effective on the date stated above. Either party may terminate this agreement at any time by providing ten (10) days written notice. All commissions for transactions funded prior to termination will continue to be honored for the file of said transaction.

SERVICES TO BE PERFORMED: Representative agrees to solicit new prospective commercial clients for Riviera, to provide to Riviera completed document packages for Riviera's evaluation and possible acceptance in accordance with Riviers's Instructions to Representative. Representative is responsible for gathering of pertinent end requisite documentation in order to prepare any prospective Meets accounts for Riviera's evaluation and potential funding. Representative will determine what amount of time to be devoted to the performance of the above-described services, Representative will not use the name Riviera Finance for advertising purposes without express written consent from Riviera.

COMPENSATION: In consideration for the services to be performed by Representative, Riviera agrees to pay ten percent (10%) of all net fees generated from any account provided by Representative to Riviera end funded by Riviera. For those accounts that the Representative only provides contact Information and nothing else (i.e, name, address and phone number), Riviera only pay five percent (5%) of all net fees generated. This commission will be paid by Riviera to Representative for the life of Said account,

INTERNET LEADS: Many Representatives have web sites and the ability to allow prospects to apply online for our services In the case where more than one Representative receives the same application end submits this application to Riviera, that application arriving first will be the Representative that will be paid on this transaction should funding occur. The computer time stamp on the email generated by Riviera e-mail system will be the deciding factor.

OBLIGATION OF RIVIERA: Riviera agrees to comply with all reasonable requests of Representative and provide access to all documents and forms reasonably necessary to the performance of Representative's duties under this Agreement

MARKETING: Riviera Finance may provide Representative with marketing Materials. Any use of Riviera marketing materials must be pre-approved and not altered whatsoever. This includes use of Riviera Finance material and/or information on Internet Web Sites.

Executed at: January 22, 2008, on the date first written above.

INDEPENDENT REPRESENTATIVE	RIVIERA FINANCE

BZ Commercial Corp.
COMPANY NAME (PRINT OR TYPE)	/s/ Robert O'Connor
Business Development Manager
BY: /s/ Mitchell Cohen
Signature
/s/
Mitchell Cohen	National Broker Manager
Representative's Name

732 - 613 - 1423	This contact is null and void if not signed by the
Phone Number	National Affiliate Manager.

SSN# or Federal ID#: 26-1156683